STATE OF DELAWARE

SECRETARY OF STATE
DIVISION OF OPERATIONS
FILED 09:01 AM 04/15/1992
921065108-2024725

Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION
OF
i-STAT CORPORATION

It is hereby certified that:

      1.     The present name of the corporation (hereinafter called the “Corporation”) is i-STAT Corporation. The name under which the Corporation was originally incorporated is Integrated Ionics Inc., and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was December 29, 1980.

      2.     The provisions of the Restated Certificate of Incorporation, as amended, of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is attached hereto as Exhibit A, and which is entitled Restated Certificate of Incorporation of i-STAT Corporation, without any further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and/or supplemented and the provisions of such single instrument attached hereto.

      3.     The restatement of the certificate of incorporation herein certified has been duly adopted by the directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on its behalf by William P. Sarther, its Vice President and Chief Financial Officer, and attested by Esteban A. Ferrer, its Secretary, on April 14, 1992.

i-STAT CORPORATION

By:	/s/ WILLIAM P. SARTHER

William P. Sarther
Vice President and
Chief Financial Officer

Attest:

/s/ ESTEBAN A. FERRER

Esteban A. Ferrer
Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

i-STAT CORPORATION

      FIRST: The name of the corporation is i-STAT Corporation (hereinafter called the “Corporation”).

      SECOND: The registered office of the Corporation is to be located at 32 Loockerman Square, Suite L-100, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is United States Corporation company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation is authorized to issue is thirty-two million (32,000,000) shares, of which twenty-five million (25,000,000) shall be shares of Common Stock, the par value of which is fifteen cents ($.15) per share and seven million (7,000,000) shall be shares of preferred stock (the “Preferred Stock”), the par value of which is ten cents ($.10) per share.

      The powers, preferences and rights of the shares of Common Stock and the shares of Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

A.  Common Stock

      1.  Voting. Except as may be otherwise provided in this Article FOURTH, or by law, the Common Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

      2.     Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

      3.     Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

B.     Preferred Stock

      The Board of Directors of the Corporation is authorized to cause the Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized to adopt such resolution or resolutions and to cause the Corporation to issue such stock in exchange for such consideration as it may deem to be advisable.

      FIFTH:  The election of directors need not be by written ballot unless the by-laws so provide.

      SIXTH:  The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

      SEVENTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this

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Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

      EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Corporation of this Article EIGHTH to further eliminate or limit the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights and powers conferred herein on stockholders, directors and officers are subject to this power.

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